Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports First Quarter 2010 Financial Results; Reports Revenues of $1.043 Billion and Fully Diluted EPS of $0.40 Per Share
•	First quarter 2010 Revenues of $1.043 billion

•	Operating Income of $93 million; Operating Margins of 8.9 percent

•	Fully Diluted Earnings Per Share of $0.40 per share

•	Cash and Cash Equivalents were $187 million

•	Total backlog of approximately $28.0 billion
     Wichita, Kan., April 29, 2010 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2010 financial results reflecting revenue growth, as ship set deliveries for large commercial aircraft increased from the same period in 2009.
     Spirit’s first quarter 2010 revenues increased to $1.043 billion, up from $887 million for the same period of 2009, as deliveries in the prior year quarter were negatively impacted by the residual effects of the Machinists’ strike at Boeing. Operating income was $93 million, compared to $98 million for the same period in 2009, reflecting the expected profitability of the current contract accounting blocks; a pre-tax $8 million unfavorable cumulative catch-up adjustment; and improved period expenses. Net income for the quarter was $56 million, or $0.40 per fully diluted share, compared to $63 million, or $0.45 per fully diluted share, in the same period of 2009, reflecting operating performance and increased interest expense, partially offset by tax benefits primarily resulting from the completion of the Internal Revenue Service examination for 2005 and 2006. (Table 1)
Table 1. Summary Financial Results

	1st Quarter
($ in millions, except per share data)	2010	2009	Change
Revenues	$1,043	$887	18%
Operating Income	$93	$98	(5%)
Operating Income as a % of Revenues	8.9%	11.0%	(210) BPS
Net Income	$56	$63	(11%)
Net Income as a % of Revenues	5.3%	7.1%	(180) BPS
Earnings per Share (Fully Diluted)	$0.40	$0.45	(11%)
Fully Diluted Weighted Avg Share Count	140.4	139.9

     “It was a solid first quarter for our core businesses and we continue to make progress on development programs as we grow and diversify our company,” said President and Chief Executive Officer Jeff Turner. “Revenues increased as we continued to execute our backlog and meet development milestones on our new programs,” Turner continued. “In particular, we successfully completed the Critical Design Review with our Sikorsky CH-53K customer; delivered the fourth wing for the Gulfstream G250 program; shipped the fifth Gulfstream G650 wing, inlet, and thrust reverser units; and continue to support the respective flight test activities. In addition, the 787 program continues to make progress as we begin to flow in the early stages of low-rate production. It’s exciting to see the progress on the 787 and we look forward to a long and successful program. While we made progress in the first quarter, 2010 remains challenging as we transition development programs into the initial stages of production,” Turner added.
     “As for the outlook of the commercial aerospace market,” Turner maintained, “the down-cycle hasn’t materialized for large commercial aircraft and the market appears to be firming-up. With these changing dynamics, the long-term prospects for Spirit are improving as we have strategically partnered with world-class customers on the next generation of large commercial, business and regional jets. Because this product foundation is solid and the global economic outlook shows improvement, we are becoming more optimistic regarding the outlook for the commercial aerospace market. However, we remain concerned about certain segments of the business jet market. Our backlog remains strong and our strategy squarely focused on being the market leader in terms of total value creation for customers, employees, and shareholders over the long-term,” Turner concluded.
     Spirit’s backlog at the end of the first quarter of 2010 remained stable from the previous quarter at $28.0 billion. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

     Spirit updated its contract profitability estimates during the first quarter of 2010, resulting in a pre-tax $8 million ($0.04 per share) unfavorable cumulative catch-up adjustment associated with the transition of the Hawker 850XP program back to Hawker Beechcraft by 2012 and increased cost incurred on the Sikorsky CH-53K program as we supported the successful Critical Design Review. In comparison, Spirit recognized a $3 million unfavorable cumulative catch-up adjustment for the first quarter of 2009.
     Cash flow from operations was a ($110) million use of cash for the first quarter of 2010, compared to a ($149) million use of cash for the first quarter of 2009, primarily driven by improvements of $44 million in working capital compared to the same period of 2009. This improvement was the result of the slowing of new program inventory growth and favorable accounts receivable performance in the first quarter of 2010, partially offset by improved accounts payable terms in the same period of 2009. (Table 2)
Table 2. Cash Flow and Liquidity

	1st Quarter
($ in millions)	2010	2009
Cash Flow from Operations	($110)	($149)
Purchases of Property, Plant & Equipment	($69)	($54)

	April 1,	December 31,
	2010	2009
Liquidity
Cash	$187	$369
Total Debt	$897	$894
     Cash balances at the end of the first quarter 2010 were $187 million and debt balances were $897 million. At the end of the first quarter, the company’s $729 million revolving credit facility remained undrawn. The facility will step down to $409 million in capacity in June 2010, with approximately $19 million of the credit facility reserved for financial letters of credit.
     The company’s credit ratings remained unchanged at the end of the first quarter with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.
2010 Outlook
     Spirit revenue guidance for the full-year 2010 remains unchanged and is expected to be between $4.0 and $4.2 billion based on Boeing’s 2010 delivery guidance of 460 - 465 aircraft; anticipated B787 deliveries; expected Airbus deliveries in 2010 of approximately 480 - 490 aircraft; internal Spirit forecasts for non-OEM production activity and other customers; and foreign exchange rates consistent with fourth quarter 2009 levels.

     Fully diluted earnings per share guidance for 2010 also remains unchanged and is expected to be between $1.50 and $1.70 per share.
     Cash flow from operations, less capital expenditures, is expected to be approximately ($250) million use of cash in the aggregate, with capital expenditures of approximately $325 million. Anticipated capital expenditures in 2010 include approximately $100 million of tooling associated with the Airbus A350 XWB program. Cash flow from operations, less capital expenditures, is expected to be significantly improved in 2011. (Table 3)
     The effective tax rate is now forecasted to be approximately 27 percent for 2010, which assumes the benefit attributable to the extension of the U.S. research tax credit.
     Risk to our financial guidance includes, among other factors: reduced demand for our core products; higher than forecasted non-recurring and recurring costs on our development programs; mid-range business jet market risks; our ability to achieve anticipated productivity and cost improvements; the ability to resolve significant 787 program claims with Boeing; and the outcome of ongoing labor negotiations.
Table 3. Financial Outlook

	2009 Actual	2010 Guidance
Revenues	$4.1 billion	$4.0 - $4.2 billion
Earnings Per Share (Fully Diluted)	$1.37	$1.50 - $1.70
Effective Tax Rate	29.7%	~27%*
Cash Flow from Operations	($14) million	~$75 million
Capital Expenditures	$228 million	~$325 million
Customer Reimbursement	$115 million	N/A**

*	Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. research tax credit (Assumes ~2.5% benefit)

**	Although calculations for years through 2009 included customer reimbursements, these payments concluded in December 2009 so this will not be included in future results.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; potential reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be negatively impacted by continuing weakness in the global economy and economic challenges facing commercial airlines, and by a lack of business and consumer confidence and the impact of continuing instability in the global financial and credit markets; the inability to resolve significant claims with Boeing related to non-recurring and recurring costs on the B787 program; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as certification and delivery of Boeing’s new B787 and Airbus’ new A350 XWB (Xtra Wide-Body) aircraft programs, including receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases such as the influenza outbreak caused by the H1N1 virus, avian influenza, severe acute respiratory syndrome or other epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the first quarter of 2010 were $516.2 million, up 19.9 percent over the same period last year, as deliveries in the prior year quarter were negatively impacted by the residual effects of the Machinists’ strike at Boeing. Operating margin for the first quarter of 2010 was 14.7 percent as compared to 17.4 percent during the same period of 2009, reflecting the expected profitability of the current contract accounting blocks and a pre-tax $5 million unfavorable cumulative catch-up adjustment primarily associated with increased costs incurred on the Sikorsky CH-53K program. In comparison, a pre-tax $2 million unfavorable cumulative catch-up adjustment was realized during the first quarter of 2009.
Propulsion Systems
     Propulsion Systems segment revenues for the first quarter of 2010 were $274.4 million, up 20.7 percent over the same period last year, as deliveries in the prior year quarter were negatively impacted by the residual effects of the Machinists’ strike at Boeing. Operating margin for the first quarter of 2010 was 12.2 percent, as compared to 17.0 percent in the first quarter of 2009, primarily reflecting the expected profitability of the current contract accounting blocks and lower profitability associated with the downturn in the aftermarket business. During the first quarter of 2009, the segment realized a favorable pre-tax $3 million cumulative catch-up adjustment.
Wing Systems
     Wing Systems segment revenues for the first quarter of 2010 were $248.9 million, up 12.7 percent over the same period last year, as deliveries in the prior year quarter were negatively impacted by the residual effects of the Machinists’ strike at Boeing. Operating margin for the first quarter of 2010 was 7.6 percent as compared to 8.8 percent during the same period of 2009, reflecting the expected profitability of the current contract accounting blocks and a pre-tax $3 million unfavorable cumulative catch-up adjustment primarily associated with the decision to exit the Hawker Beechcraft 850XP program by 2012. During the first quarter of 2009, the segment realized an unfavorable pre-tax $4 million cumulative catch-up adjustment.

Table 4. Segment Reporting

	(unaudited)
	1st Quarter
($ in millions)	2010	2009	Change

Segment Revenues
Fuselage Systems	$516.2	$430.5	19.9%
Propulsion Systems	$274.4	$227.4	20.7%
Wing Systems	$248.9	$220.9	12.7%
All Other	$3.8	$8.6	(55.8%)

Total Segment Revenues	$1,043.3	$887.4	17.6%

Segment Earnings from Operations
Fuselage Systems	$75.9	$74.9	1.3%
Propulsion Systems	$33.6	$38.7	(13.2%)
Wing Systems	$18.9	$19.5	(3.1%)
All Other	$0.3	$0.4	(25.0%)

Total Segment Operating Earnings	$128.7	$133.5	(3.6%)

Unallocated Corporate SG&A Expense	($35.0)	($35.5)	(1.4%)
Unallocated Research & Development Expense	($0.7)	($0.2)	250.0%

Total Earnings from Operations	$93.0	$97.8	(4.9%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	14.7%	17.4%	(270) BPS
Propulsion Systems	12.2%	17.0%	(480) BPS
Wing Systems	7.6%	8.8%	(120) BPS
All Other	7.9%	4.7%	320 BPS

Total Segment Operating Earnings as % of Revenues	12.3%	15.0%	(270) BPS

Total Operating Earnings as % of Revenues	8.9%	11.0%	(210) BPS
Contact information:
Investor Relations: Alan Hermanson (316) 523-7040
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2009 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2009

B737	74	96	93	87	350
B747	3	1	3	4	11
B767	3	3	3	3	12
B777	21	21	21	19	82
B787	2	2	2	5	11

Total	103	123	122	118	466

A320 Family	105	101	94	108	408
A330/340	26	23	28	23	100
A380	—	2	5	4	11

Total	131	126	127	135	519

Hawker 850XP	18	13	6	7	44

Total Spirit	252	262	255	260	1,029

2010 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2010

B737	94				94
B747	3				3
B767	3				3
B777	21				21
B787	5				5

Total	126				126

A320 Family	102				102
A330/340	25				25
A380	1				1

Total	128				128

Hawker 850XP	5				5

Total Spirit	259				259

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	April 1, 2010	April 2, 2009
	($ in millions, except per share data)
Net revenues	$1,043.3	$887.4
Operating costs and expenses:
Cost of sales	901.1	737.3
Selling, general and administrative	39.3	38.4
Research and development	9.9	13.9

Total operating costs and expenses	950.3	789.6
Operating income	93.0	97.8
Interest expense and financing fee amortization	(14.0)	(9.1)
Interest income	0.1	2.6
Other income (expense), net	(5.5)	1.5

Income before income taxes and equity in net
income/(loss) of affiliate	73.6	92.8
Income tax provision	(17.8)	(30.2)

Income before equity in net income/(loss) of affiliate	55.8	62.6
Equity in net income/(loss) of affiliate	(0.3)	0.1

Net income	$55.5	$62.7

Earnings per share
Basic	$0.40	$0.46
Shares	137.3	137.1

Diluted	$0.40	$0.45
Shares	140.4	139.9

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	April 1, 2010	December 31, 2009
	($ in millions)
Current assets
Cash and cash equivalents	$186.6	$369.0
Accounts receivable, net	235.1	160.4
Inventory, net	2,286.2	2,206.9
Other current assets	75.3	116.6

Total current assets	2,783.2	2,852.9
Property, plant and equipment, net	1,320.3	1,279.3
Pension assets	176.9	171.2
Other assets	160.8	170.4

Total assets	$4,441.2	$4,473.8

Current liabilities
Accounts payable	$411.5	$441.3
Accrued expenses	182.8	165.5
Current portion of long-term debt	9.0	9.1
Advance payments, short-term	243.3	237.4
Deferred revenue, short-term	88.1	107.1
Other current liabilities	30.2	21.8

Total current liabilities	964.9	982.2
Long-term debt	593.9	591.1
Bond payable, long-term	293.7	293.6
Advance payments, long-term	683.0	727.5
Deferred revenue and other deferred credits	39.1	46.0
Pension/OPEB obligation	64.3	62.6
Other liabilities	179.6	197.0
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,212,099 and 105,064,561 shares issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 35,522,202 and 35,669,740 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	952.8	949.8
Accumulated other comprehensive loss	(69.3)	(59.7)
Retained earnings	737.3	681.8

Total shareholders’ equity	1,622.2	1,573.3
Noncontrolling interest	0.5	0.5

Total equity	1,622.7	1,573.8

Total liabilities and shareholders’ equity	$4,441.2	$4,473.8

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	April 1, 2010	April 2, 2009
	($ in millions)
Operating activities
Net Income	$55.5	$62.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation expense	27.3	30.7
Amortization expense	3.1	2.2
Accretion of long-term receivable	—	(2.5)
Employee stock compensation expense	2.3	2.8
(Gain)/loss from foreign currency transactions	8.1	(0.7)
(Gain)/loss on disposition of assets	—	0.2
Deferred taxes	6.0	(2.2)
Pension and other post-retirement benefits, net	(2.3)	0.4
Grant income	(0.5)	(0.2)
Equity in net income/(loss) of affiliate	0.3	(0.1)
Changes in assets and liabilities
Accounts receivable	(78.9)	(121.6)
Inventory, net	(88.1)	(235.4)
Accounts payable and accrued liabilities	(11.8)	134.2
Advance payments	(38.6)	(24.1)
Deferred revenue and other deferred credits	(24.2)	(27.6)
Other	31.6	32.1

Net cash (used in) operating activities	(110.2)	(149.1)

Investing activities
Purchase of property, plant and equipment	(69.2)	(54.4)
Long-term receivable	—	28.8
Other	(0.8)	0.3

Net cash (used in) investing activities	(70.0)	(25.3)

Financing activities
Proceeds from revolving credit facility	—	100.0
Payments on revolving credit facility	—	(25.0)
Proceeds from government grants	—	0.5
Principal payments of debt	(2.0)	(1.9)

Net cash provided by (used in) financing activities	(2.0)	73.6

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.1)

Net (decrease) in cash and cash equivalents for the period	(182.4)	(100.9)
Cash and cash equivalents, beginning of the period	369.0	216.5

Cash and cash equivalents, end of the period	$186.6	$115.6